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                                                                     EXHIBIT 2.3

                              AMENDMENT NUMBER 1 TO
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of August 15, 2005 (the "Effective Date"), by and among Evant, Inc., a California corporation (the "Company"), Manhattan Associates, Inc., a Georgia corporation ("Manhattan"), Madison Acquisition Corp., a California corporation ("Madison"), and Ted Schein, as Shareholder Representative, who are parties to the Agreement and Plan of Merger dated August 10, 2005 (the "Original Agreement"). All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

                                    RECITALS

      A. The Original Agreement provides for a portion of the Adjusted Merger Consideration to be placed into escrow for the Employee Carveout.

      B. Section 10.12 of the Original Agreement permits amendment of the Original Agreement through execution and delivery of an instrument signed by the Company, Manhattan and Madison, and the parties to the Original Agreement wish to amend the Original Agreement as follows:

                                    AGREEMENT

      NOW, THEREFORE, IT IS AGREED among the parties as follows:

      The first sentence of Section 3.1(d) is hereby amended and restated in its entirety to provide as follows:

      Of the Adjusted Merger Consideration, 10% of the result of the following:
      (i) the Merger Consideration, plus (ii) the aggregate exercise price for all Evant Warrants other than Out-of-Money Warrants, plus (iii) Evant's cash on hand at Closing, less (iv) $6,000,000, less (v) transaction expenses, including investment banking and legal fees and repayment of debt to Silicon Valley Bank and capital lease debt, is subject to the satisfaction of Evant's obligations to employees of Evant under Evant's Retention Bonus Plan adopted by Evant's board of directors (such amount the "Employee Carveout").

                                  MISCELLANEOUS

      A. This Amendment may be executed in counterparts which, taken together, shall constitute one and the same agreement and shall be effective as of the date first written above.

      B. This Amendment constitutes the entire agreement between the parties with respect to the specific subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral; provided, however, that except as modified by this Amendment, the Original Agreement shall be in full force and effect.
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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

MANHATTAN ASSOCIATES, INC.               EVANT, INC.
By:  /s/ Steven R. Norton                By:  /s/ Hope Cochran
     --------------------                     ----------------
Name:  Steven R. Norton                  Name:  Hope Cochran
       ----------------                         ------------
Title:  CFO                              Title:  CFO
        ---                                      ---


MADISON ACQUISITION CORP.                TED SCHLEIN, AS SHAREHOLDER
By:  /s/ Steven R. Norton                REPRESENTATIVE
     --------------------                By:  /s/ Ted Schlein
Name:  Steven R. Norton                       ---------------
       ----------------                  Name:  Ted Schlein
Title:  CFO                                     -----------
        ---                              Title:  As Shareholder Representative
                                                 -----------------------------


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